Exhibit 99.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of May 24, 2017 (the “Effective Date”), by and between REGULUS THERAPEUTICS INC., a Delaware corporation (the “Company”), and DANIEL CHEVALLARD (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede any prior employment agreement entered into between Executive and Regulus Therapeutics Inc.

RECITALS

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in Executive’s current capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	EMPLOYMENT.

1.1    Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.

1.2    Title. The Executive shall serve in the role of Chief Financial Officer of the Company (“CFO”) and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a VP.

1.3    Duties. The Executive shall report to the Chief Executive Officer and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CFO, consistent with the bylaws of the Company and as required by the Chief Executive Officer.

1.4    Location. The Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

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2.	LOYAL AND CONSCIENTIOUS PERFORMANCE.

2.1    Loyalty. During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2    Non-Company Business. While employed by the Company, Executive shall not, without the Company’s prior written consent, (i) render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.

3.	COMPENSATION OF THE EXECUTIVE.

3.1    Base Salary. The Company shall pay the Executive a base salary at the rate of $300,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year and shall be retroactive to the date of appointment as CFO.

3.2    Discretionary Bonuses. In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus pursuant to the Company’s annual performance bonus plan, with a target amount of such bonus equal to up to 40% of Executive’s Base Salary (the “Annual Bonus”). The target percentage for the Annual Bonus is subject to modification from time to time in the discretion of the Board. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of the applicable performance period in order to earn an Annual Bonus for that year and any such bonus will be paid in a lump sum prior to March 15 of the year following the year in which Executive’s right to such amount became vested.

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3.3    Equity Compensation. Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, plan documents and stock restriction agreements. Notwithstanding the foregoing or the provisions of any such grant agreements, all outstanding stock options subject to vesting based on Company performance, that are held by the Executive as of immediately before a Change in Control, shall become fully vested and exercisable as of immediately before, and contingent upon the occurrence of, the Change in Control provided that the Executive is employed with the Company as of such date. The Board may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

3.4    Changes to Compensation. It is anticipated that the Executive will be considered on an annual basis for merit increases in base compensation consistent with performance and market trends but subject to Board approval in its sole discretion. Subject to Section 5.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion based upon Board approved changes to the Company’s operating plan after considering relevant business conditions.

3.5    Employment Taxes. All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6    Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.7    Vacations and Holidays. In accordance with Company policies, Executive shall be entitled to accrue four (4) weeks paid vacation during each calendar year, subject to applicable maximum accrual caps; and Executive shall also be entitled to certain paid holidays. The Company may modify any of its benefit plans or policies, including its vacation and holiday policies, from time to time in its sole discretion.

3.8    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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4.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

4.1    Cause. At any time other than during the Change in Control Protection Period, “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between the Participant and the Company (including this Agreement) or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct. During the Change in Control Protection Period, and notwithstanding the foregoing, “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (I) Executive’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (II) commission of an intentional act of fraud, embezzlement or theft by the Executive in the course of Executive’s employment by the Company; (III) Executive’s intentional, material violation of any contract or agreement between the Participant and the Company (including this Agreement) or of any statutory duty owed to the Company which is not remedied within a thirty (30) days’ written notice from the Company specifying such failure; (IV) Executive’s intentional and unauthorized use or disclosure of the Company’s confidential information or trade secrets which is materially and demonstrably injurious to the Company; or (V) Executive’s gross misconduct. For purposes of item (III) of this Cause definition, the Executive will have the opportunity to remedy this failure only the first time that the Company provides notice that Cause exists pursuant to item (III).

4.2    Change in Control. For purposes of this Agreement, “Change in Control” means: the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

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4.3    Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than 12 months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.4    Good Reason. At any time other than during the Change in Control Protection Period, “Good Reason” means the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period: (a) a material breach of this Agreement by the Company; (b) a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time; (c) a material reduction in the Executive’s authority, duties or responsibilities; or (d) the Company relocates the facility that is the Executive’s principal place of business with the Company to a location that requires an increase in the Executive’s one-way driving distance by more than 35 miles. For purposes of the foregoing Good Reason definition, the Company will have the opportunity to remedy the Good Reason condition only the first time that the Executive provides notice that Good Reason exists. During the Change in Control Protection Period, and notwithstanding the foregoing, “Good Reason” means the occurrence of one of the following without Executive’s express, written consent: (I) a significant reduction of Executive’s duties, position or responsibilities (including, without limitation, any negative change in reporting hierarchy involving the Executive or the person to whom Executive directly reports), or Executive’s removal from such position and responsibilities; (II) a reduction by the Company in Executive’s (A) Base Salary or target annual bonus as in effect immediately prior to such reduction, or (B) a change to the timing associated with long-term incentive awards or a reduction in the annual grant date fair value of such awards relative to the highest fair value award granted to Executive during the three (3)-year period prior to a Change in Control; (III) a material reduction by the Company in the kind or aggregate level

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of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (IV) Executive is requested to relocate (except for office relocations that would not increase Executive’s one way commute by more than thirty-five (35) miles); or (V) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 7. During the Change in Control Protection Period, for avoidance of doubt (as examples and not an exhaustive list), a significant reduction of duties, position or responsibilities shall have occurred if the Executive was a Section 16 reporting officer immediately prior to the Change in Control and is no longer a Section 16 reporting officer immediately following the Change in Control. During the Change in Control Protection Period, any good faith determination of Good Reason by the Executive shall be binding on the Company provided the Company does not remedy the occurrence giving rise to Good Reason within thirty (30) days’ written notice thereof from the Executive.

5.	COMPENSATION UPON TERMINATION.

5.1    Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

5.2    With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

5.3    Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, and in either case Executive signs a waiver and release of claims (in substantially the form attached hereto as Exhibit A, or in such other form of release as the Company may require (the “Release”)) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the “Release Deadline”), then Executive will receive the following benefits:

5.3.1    Severance Payment. A payment equal to the equivalent of twelve (12) months of the Executive’s Base Salary (the “Severance Payment”), less standard deductions and withholdings, which shall be paid in a single lump sum within five days after the effective date of the Release. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit the Executive to voluntarily terminate employment for Good Reason.

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5.3.2    Health Benefits Cash Payment. On the effective date of the Release, the Company will pay to the Executive a single, lump-sum cash amount equal to (i) 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance coverage (the “Health Benefits”) for a period of twelve (12) months following the date of the Executive’s termination of employment, based on the projected premium rates for such period for continuation of coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) determined, in all cases, as of the date of the Executive’s termination of employment (1) based on the Company plans in which the Executive participates and the level of the Executive’s Health Benefits coverage as of immediately preceding the date of the Executive’s termination of employment or, if more favorable to the Executive, the level of the Executive’s Health Benefits coverage as in effect at any time during the ninety (90)-day period immediately preceding the date of a Change in Control, and (2) assuming, to the extent applicable, an increase of four percent (4%) in the applicable premium rates at the beginning of each calendar year during such six (6) month period from those in effect as of the end of the previous calendar year. For the avoidance of doubt, the cash amount described in this paragraph shall be in lieu of the provision of any welfare benefits following the date of the Executive’s termination of employment and the Executive’s sole right to post-termination welfare benefits shall be those required to be made available under COBRA, the cost of which (if elected) shall be borne solely by the Executive.

5.3.3    Equity Acceleration. Contingent on the effective date of the Release, all of the outstanding stock options, restricted stock or other equity awards that Executive holds with respect to the Company’s common stock that have time-based vesting shall accelerate and vest such that all shares shall be vested and fully exercisable as of the effective date of Executive’s termination of employment. Equity awards that Executive holds with respect to the Company’s common stock that are subject to vesting based on Company performance will not accelerate upon Executive’s termination for any reason. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the effective date of the Release, or (B) the Release Deadline.

5.4    Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the one month period immediately preceding or the twelve month period immediately following the effective date of a Change in Control (such thirteen-month period, the “Change in Control Protection Period”), then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.3, Executive shall be entitled to all of the severance benefits described under Section 5.3 above, provided that:

5.4.1    The Executive shall additionally be entitled to a lump sum payment equivalent to the Executive’s target Annual Bonus that was in effect at the time of Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control), but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred.

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5.5    Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.6    No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income the Executive receives for services rendered after the Executive’s termination of employment with the Company.

5.7    Exclusive Remedy. In the event of the Executive’s termination of employment on account of an involuntary termination without Cause or a voluntary termination for Good Reason, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Payments made to or on behalf of the Executive under any other severance plan, policy, contract or arrangement with the Company shall reduce amounts payable under this Agreement on a dollar for dollar basis.

5.8    Survival of Certain Provisions. Sections 6 and 18 shall survive the termination of this Agreement.

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1    As a condition of continued employment, Executive agrees to continue to abide by the Employee Confidential Information and Inventions Agreement entered into between the Company and Executive.

6.2    While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.

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The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 7, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9.	INTEGRATION.

This Agreement, including Exhibit A and the Employee Confidential Information and Inventions Agreement referenced in Section 6.1, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties except as indicated herein.

10.	AMENDMENT.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company as directed by the Board.

11.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify

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or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

13.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.	COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

16.	DISPUTE RESOLUTION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision,

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to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.	TRADE SECRETS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18.	ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.

19.	APPLICATION OF SECTION 409A.

All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the

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Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. If all or any portion of any amounts payable to Executive is deferred to comply with Section 409A in accordance with the foregoing, such payments shall accrue interest at the six (6)-month Libor rate, and, on or before the date of the Executive’s Separation From Service, the Company shall make an irrevocable contribution of the amount deferred to comply with Section 409A to a grantor trust established by the Company prior to the Change in Control consistent with the terms of Rev. Proc. 92-64, 1992-33 I.R.B. 11, with irrevocable instructions to pay such amounts to Executive on the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. Such grantor trust shall have an independent trustee and the Company shall bear all costs, expenses and fees, including legal and trustee fees, of establishing and maintaining such trust.

None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

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20.	PARACHUTE PAYMENTS.

In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), Executive’s severance payments and benefits under this Agreement or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.

The calculations in this Section will be performed by the professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and Executive. However, the Executive shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Executive shall be binding on the Company.

As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this Section is due (the “Additional Excise Tax”). Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to

13.

Executive. The Company shall pay all reasonable fees, expenses and penalties of Executive relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this Section to place Executive in a better after-tax position, Executive shall repay the Company such amount within 30 days thereof in order to effect such result.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Joseph P. Hagan
Name:	Joseph P. Hagan
Title:	President and CEO

/s/ Daniel Chevallard
DANIEL CHEVALLARD

[SIGNATURE PAGE TO AR EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 5 of the Amended and Restated Employment Agreement dated May 24, 2017, to which this form is attached (the “Amended Employment Agreement”), I, Daniel Chevallard, hereby furnish Regulus Therapeutics Inc. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Amended Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights or claims I may have pursuant to the Amended Employment Agreement for separation pay or benefits after a Change in Control (as defined therein); (d) any rights that are not waivable as a matter of law; and (e) any claims arising from the breach of this Release and Waiver. Furthermore, if there is a dispute over severance pay or benefits payable to me pursuant to the Amended Employment Agreement, the Company will nevertheless pay to me all amounts that are not in dispute and my claim for such amounts that are in dispute shall also be deemed an Excluded Claim. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and that I have ten (10) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto (the “CIAA”). Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.

This Release and Waiver, including the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
DANIEL CHEVALLARD